Exhibit 3.1

CERTIFICATE OF CORPORATE DOMESTICATION OF

Altimar Acquisition Corporation

(Pursuant to Section 388

of the General Corporation Law of the State of Delaware)

Altimar Acquisition Corporation, presently incorporated as a Cayman Islands exempted company (the “Corporation”), DOES HEREBY CERTIFY:

1.    The Corporation was first formed, incorporated, created or otherwise came into being on August 20, 2020, under the laws of the Cayman Islands.

2.    The name of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication was “Altimar Acquisition Corporation”.

3.    The name of the Corporation as set forth in the Certificate of Incorporation being filed with the Secretary of State of the State of Delaware in accordance with Section 388(b) of the General Corporation Law of the State of Delaware is “Blue Owl Capital Inc.”

4.    The jurisdiction that constituted the seat, siege social, or principal place of business or central administration of the Corporation immediately prior to the filing of this Certificate of Corporate Domestication was the Cayman Islands.

5.    The domestication has been approved in the manner provided for by the Amended and Restated Memorandum and Articles of Association, said Amended and Restated Memorandum and Articles of Association being the document, instrument, agreement or other writing, as the case may be, governing the internal affairs of the Corporation and the conduct of its business or by applicable law of the Cayman Islands, as appropriate.

[Signature Page Follows]

IN WITNESS WHEREOF, Altimar Acquisition Corporation has caused this Certificate to be executed by the undersigned authorized officer as of this 19th day of May, 2021.

ALTIMAR ACQUISITION CORPORATION

By:	/s/ Tom Wasserman
	Name:	Tom Wasserman
	Title:	Chief Executive Officer

[Signature Page to Certificate of Corporate Domestication of Altimar Acquisition Corporation]